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                                                                 EXHIBIT 10.9(b)

[Logo of VirtualFund.com]

October 20, 1999

Board of Directors
VirtualFund.com, Inc.
7090 Shady Oak Rd.
Eden Prairie, MN 55344

Hand Delivered

Dear Steve Fisher:

We have been working to build shareholder value in VirtualFund.com and its predecessors for 16 years. Through those years, there have many times where the company became mired in issues beyond its control due to the sector's domination by Hewlett Packard. Throughout our history, I have consistently tried to find ways to extract our business from the relentless tractor beam of a $47 Billion competitor. In doing so, I have made many personal sacrifices both physically, by working more hours than most humans could tolerate without breaking, and financially, by reinvesting my own resources back into the company again and again.

Many of my projects, in spite of the best effort of our entire team, have consistently generated new channels of revenue but failed to yield significant opportunities to escape HP's undertow. When those endeavors have still left us vulnerable, I have never faltered in my commitment to this company or its shareholders. I have reinvested in this dream again and again in an effort to beat the odds. I have tried to do everything within my power to prolong the hang time, in order to give the company a chance to remake itself into a fast growth business with a correspondingly large increase in shareholder value.

Through the years, I have sold assets and reinvested the proceeds, against the advice of others and my rational conscience, in order to leverage VFND into a better space with a better opportunity for long-term success. With my contribution, I have thrust myself deep into personal financial difficulties. However, I have always believed it would all be worthwhile once VirtualFund.com identified a better product path with more growth potential.

In this latest mission to embrace the Internet, I have not had much support inside or outside the company. Inside I was confronted with obstacles because of lack of confidence from some stagnant staff, and outside I was ridiculed regarding the idea that we would be able to become a leading player in the wired economy of the Internet world. I was abandoned by my one time partner who still owns considerably more stock in VFND than I. We both had choices to put money back into the company from our stock proceeds. I did, and he did not.

During these maneuvers, I have had to borrow money from VFND in order to meet my personal financial commitments, since I was in no position to sell stock. I have provided use of personal assets, which I thought would be beneficial to the business objectives of VFND. While I have charged the company for the use of those assets, in many instances, the true carrying costs and operating expenses of those assets have not always been covered by the reimbursements. Upon creating a newfound success, I have always felt we would settle up on these issues later.

With the pending launch of B2B Xchange, Inc. B2BX network, Inc. and the parent B2BX Corporation, "later" has finally arrived after 16 years.

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Shortly, the VFND Board should be meeting to vote on the divesture of the DGBU from VFND, taking on minority partners in B2BX Corporation, and, perhaps, consummating a private equity placement in VFND. It is my expectation that these equity injections will put VFND and B2BX Corporation on the radar screen of every Internet publication, on-line newsletter, and Wall Street analyst interested in the wired economy.

Prior to the arrival of these new participants, I want to address the subject of my employment contract and my compensation package. Please be aware that have waited until I am certain we are on the path of truly creating a major success. The next year will be phenomenal for VFND and B2BX Corp. As such, I wish to package a large part of my compensation going forward as warrants in VFND and B2BX.

I respectfully request the Board of Directors of VFND approve the principal contract terms listed herein:

Employment Contract

Execution of a new Employment Contract for Mel Masters as Chief Executive Officer of VirtualFund.com, 5 Year Term with "no cut" provisions and annual evergreen clause, which automatically extends for 1 year on each anniversary for 10 successive anniversaries. In the event of an untimely death, all time served shall be calculated and the appropriate payments shall be made for the pro-rata period served, if not a full year.

CEO of VFND           $175,000 continued as annual rate for the balance of 1999
Per Calendar Year     $400,000 beginning calendar year 2000
Minimum Base Salary   $500,000 beginning calendar year 2001
                      $600,000 beginning calendar year 2002 and beyond, except as increased by VFND Board

Warrants:

As CEO of VFND, Mel Masters shall be granted additional Warrants in VFND -- 1.0 Million Convertible Warrants to purchase VFND shares at $2.00 per share and an exercise period of 10 years with full piggyback registration rights for a total of 10 years and 6 months. By grant, these VFND Warrants are convertible on a 1:1 basis to B2BX Corporation Warrants with a $.25 strike price. This right to convert from VFND to B2BX Warrants is executable in any of three transactions at any time from the time of this grant until 1 year after the B2BX Initial
Public Offering date. Mel Masters may convert up to 100% of these VFND Convertible Warrants to B2BX Warrants at his sole discretion, or that of his authorized designee.

As CEO of VFND and principal leader of the B2BX project team, Mel Masters shall be immediately awarded 1.0 Million additional Warrants to purchase B2BX Corporation shares with a $.25 strike price and an exercise period of 10 years. These warrants shall carry full piggyback registration rights for a total of 10 years and 6 months.


Bonus Compensation:

VFND shall immediately waive all current and future interest accruals relating to the outstanding current debt obligations of Mel Masters to VirtualFund.com, Inc. Total interest accruals are $79,003.25 through October 31, 1999.

The principal balance of all debt obligations payable from Mel Masters to VirtualFund.com, Inc. in an amount of $983,726.00, shall be divided into three equal amounts and bonused to Mel Masters over three consecutive years starting December 2000, providing the $2.25 million Note obligation to the principals of Team Technologies, Inc. has been fulfilled. Should this Team Note still be outstanding on December 31st of 2000, this initial bonus credit shall be delayed only until such time as the Team Note obligation has been met by VFND and thereafter the bonus credit schedule shall be returned to its original timetable. After the retirement of the principal obligations listed in this Bonus Section have been fulfilled, the Board of Directors agrees to continue to provide ongoing Bonus Compensation commensurate with performance of the CEO and with a perspective drawn from the performance of the shares of VFND and B2BX from a starting point of this day, October 20, 1999.
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After the Team Note obligation has been met, VFND shall reimburse all interest and penalties charged by the Internal Revenue Service to Mel Masters during 1995, 1996, 1997, 1998 and 1999. The amount of $320,847.27 shall be paid to Mel
Masters within 180 days of the retirement of the Term Note obligation.

Expense Reimbursement:

VFND shall furnish full expense reimbursement to Mel Masters for all meals and other gatherings where the business of VFND, or its investments, is discussed. Corporate reimbursement for travel, accommodations, and other expenditures shall be commensurate with the treatment high level executives receive when conducting far-reaching and strategic business transactions on behalf of their public shareholders.

VFND shall pay for, or reimburse, Mel Masters for all expenses for himself, his traveling assistant and any other member of his travel team he deems necessary for the successful completion of the corporate objectives of VFND or its affiliates.

Transportation:

VFUND shall furnish Mr. Masters with a courtesy vehicle to facilitate business excursions for out of town executive guests whom Mr. Masters, as CEO, often hosts. A vehicle which can load up to 7 passengers and any necessary baggage shall be renewed every two years.

Non Compete:

The Employment Contract shall include a two-year non-compete for any area of activity which directly maps on top of market space held by VFND, or its investments, in which Mr. Masters has direct involvement. During the period of non-competition, VFND shall continue to pay Mr. Masters both base and bonus compensation amounts as describe herein and as may be further detailed in his employment contract.

I want to thank you for this opportunity to be of continuing service to VirtualFund.com, Inc. and its shareholders.

Sincerely,

/s/ Mel Masters

Mel Masters
Chief Executive Officer
VirtualFund.com, Inc.